UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 29, 2006
(Date of earliest event reported)

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2100 East Grand Avenue
El Segundo, California 90245
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (310) 615-0311

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

          On June 29, 2006, the Registrant issued a press release announcing that its Board of Directors authorized the repurchase of up to $2 billion of its common stock, representing 19 percent of the Registrant's outstanding stock based on the stock price on that date. The press release stated that $1 billion of the repurchases would be made pursuant to accelerated share repurchase ("ASR") transactions and the remainder would be made through open market repurchase transactions with Goldman Sachs & Co. ("Goldman Sachs") to be entered into later in the day.

          Subsequently, on June 29, 2006, the Registrant executed two accelerated share repurchase agreements, an Accelerated Share Repurchase Transaction with VWAP Pricing (the "VWAP Agreement") and a Collared Accelerated Share Repurchase Transaction (the "Collared Agreement") as well as a Rule 10b5-1 open market repurchase agreement (the "10b5-1 Agreement"). All three agreements were entered into between the Registrant and Goldman Sachs following the close of markets on June 29, 2006.

          Under the VWAP Agreement, the Registrant repurchased 9,259,259 shares from Goldman Sachs upon execution of the agreement for an initial price of $54.00 per share and an aggregate purchase price of $500 million. The terms of the arrangement provide that the Registrant and Goldman Sachs may be obligated to make certain additional payments upon final settlement of the VWAP Agreement. Most significantly, the Registrant may receive from, or be required to pay, Goldman Sachs a purchase price adjustment based on the daily volume weighted average market price (the "VWAP") of the Registrant's common stock over a period of approximately nine to twelve months. Any additional payments can be satisfied, at the Registrant's option, in cash or shares of its common stock.

          Pursuant to the Collared Agreement, the Registrant will repurchase from Goldman Sachs, for $500 million, a number of shares determined by the VWAP during a six to twelve month period beginning approximately one month following execution of the agreement. The arrangement is subject to collar provisions that establish a minimum and maximum number of shares to be delivered to the Registrant by Goldman Sachs. Initially, Goldman Sachs will deliver 7,142,857 shares to the Registrant on July 5, 2006, and may be obligated to deliver additional shares subject to the collar provisions upon final settlement.

          Finally, the 10b5-1 Purchase Agreement provides for a twelve-month, open-market repurchase program whereby Goldman Sachs will repurchase shares of the Registrant's common stock in the open market for a price of up to $2 billion minus the aggregate dollar amount of cash payments made by Registrant to Goldman Sachs, inclusive of commissions, pursuant to the ASR transactions. Repurchases pursuant to the 10b5-1 Purchase Agreement will commence shortly after the final settlement of the ASR transactions.

          All three arrangements are intended to comply with Rules 10b5-1(c)(1)(i) and 10b-18 of the Securities Exchange Act of 1934, as amended. Contrary to the intentions stated in the press release that repurchased shares would be held in treasury, all shares repurchased under these agreements will be retired.

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          The Registrant also noted that the Board's decision to authorize the above-described stock repurchases concluded its strategic alternative exploration process, including a potential sale of the Registrant, previously announced on April 4, 2006. In addition, the Registrant indicated that the SEC had made an informal request for information relating to its stock option grants and stock option practices and the Registrant intends to fully cooperate with SEC on this matter.

A copy of the press release announcing the Board of Directors' authorization of the stock repurchase is attached hereto as Exhibit 99 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed with this report on Form 8-K:

Exhibit No. Description

99 Press Release of the Registrant dated June 29, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: June 30, 2006	By /s/ Thomas R. Irvin
Thomas R. Irvin
Vice President and Treasurer

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EXHIBIT INDEX

Exhibit No. Description

99 Press Release of the Registrant dated June 29, 2006.